Exhibit 10.7

SEVERANCE AGREEMENT

THIS AGREEMENT made as of the              day of May, 2006, by and between Hologic, Inc., a Delaware corporation, and              (the “Executive”).

WHEREAS, the Board of Directors (the “Board”) of the Company (as hereinafter defined) recognizes that the possibility of a termination without Cause (as hereinafter defined), can create significant distractions for its key management personnel because of the uncertainties inherent in such situations;

WHEREAS, the Board has determined that it is essential and in the best interest of the Company and its stockholders to retain the services of the Executive, in general, and particularly in the event of a threat or the occurrence of a change in control and to ensure his continued and full attention, dedication and efforts in such event without undue concern for his personal financial and employment security;

WHEREAS, the Executive may have been previously entitled to a separation agreement, in which case that agreement shall be superseded and replaced by this Agreement; and

WHEREAS, in order to induce the Executive to remain in the employ of the Company, in general, and particularly in the event of a threat or the occurrence of a change in control, the Company desires to enter into this Agreement with the Executive to provide the Executive with severance benefits in the event his employment is terminated in certain circumstances in accordance with the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the respective agreements of the parties contained herein, it is agreed as follows:

1. TERM OF AGREEMENT. This Agreement shall commence as of the date hereof, and shall continue in effect until Executive’s employment with Company terminates.

2. DEFINITIONS.

2.1 ACCRUED COMPENSATION. For purposes of this Agreement, “Accrued Compensation” shall mean an amount which shall include all amounts earned or accrued through the “Termination Date” (as hereinafter defined) but not paid as of the Termination Date, including (i) base salary, (ii) reimbursement for reasonable and necessary business expenses incurred by the Executive on behalf of the Company, pursuant to the Company’s expense reimbursement policy in effect at such time, during the period ending on the Termination Date, and (iii) vacation pay (other than the “Pro Rata Bonus” (as hereinafter defined)).

2.2 BASE SALARY. For purposes of this Agreement, “Base Salary” shall mean the greater of the Executive’s annual base salary (a) at the rate in effect on the Termination Date or (b) at the highest rate in effect at any time during the ninety (90) day period prior to the Termination Date, and shall include all amounts of his Base Salary that are deferred at the election of the Executive under the qualified and non-qualified employee benefit plans of the Company or any other agreement or arrangement. For avoidance of doubt, Base Salary shall not include any Annual Bonus or portion thereof deferred under the Company’s Bonus Deferral Program.

2.3 BONUS AMOUNT. For purposes of this Agreement, “Bonus Amount” shall mean the average of the annual bonuses (excluding any bonuses deferred under the Company’s Bonus Deferral Program or under any special bonus program) paid or payable during the three full fiscal years ended prior to the Termination Date. Notwithstanding the foregoing sentence, any bonus electively deferred by the Executive pursuant to a qualified or non-qualified plan shall be included in the Bonus Amount. For purposes of this Agreement, Bonus Deferral Program shall be any deferral Plan or Program adopted by the Company’s Board of Directors that provides for a non-elective deferral of the Executive’s Annual Bonus.

2.4 CAUSE. The Company may terminate the Executive’s employment during the Term of this Agreement for “Cause”. For purposes of this Agreement, “Cause” means (i) an act or acts of personal dishonesty taken by the Executive and intended to result in substantial personal enrichment of the Executive at the expense of the Company; (ii) material violation of the Company’s Code of Conduct, and other Company Codes of Conduct or policies and procedures that are applicable to the Executive; or (iii) the conviction of the Executive of a felony involving moral turpitude. The Company shall provide the Executive with 30 days written notice of any determination of Cause and provide the Executive, for a period of 30 days following such notice, with the opportunity to appear before the Board, with or without legal representation, to present arguments and evidence on his behalf and following such presentation to the Board, the Executive may only be terminated for Cause if the Board (excluding the Executive if he is a member of the Board), by a vote of not less than 75% of the independent directors (determined in accordance with the corporate listing standards of the Nasdaq National Market and the applicable rules and regulations of the Commission) determining that his actions did, in fact, constitute for Cause.

2.5 COMPANY. For purposes of this Agreement, “Company” shall mean Hologic, Inc. and shall include its “Successors and Assigns” (as hereinafter defined).

2.6 DISABILITY. For purposes of this Agreement, “Disability” shall mean a physical or mental infirmity which impairs the Executive’s ability to substantially perform his duties with the Company for a period of ninety (90) consecutive days, and the Executive has not returned to his full time employment prior to the Termination Date as stated in the “Notice of Termination” (as hereinafter defined).

2.7 GOOD REASON. For purposes of this Agreement, “Good Reason” shall mean:

a. Material diminution in the Executive’s offices, titles and reporting requirements, authority, duties or responsibilities as in effect at any time in the ninety (90) days prior to Notice of Termination;

b. Reduction in the Executive’s Base Salary or bonus opportunity, unless such reduction is part of a company wide reduction in salary and bonus opportunities for all similarly situated executives;

c. The Company requiring the Executive to be based at any office or location more than fifty (50) miles from the Company’s headquarters as of the date hereof;

d. Any purported termination by the Company of the Executive’s employment otherwise than for Cause; or

e. Any failure by the Company to comply with and satisfy Section 6 hereof.

2.8 NOTICE OF TERMINATION. For purposes of this Agreement, “Notice of Termination” shall mean (i) a written notice from the Company of termination of the Executive’s employment which indicates the specific termination provision in this Agreement relied upon, if any, and which sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated; or (ii) a written notice from the Executive of his resignation for Good Reason, which indicates the specific provision in Section 2.7 herein.

2.9 PRO RATA BONUS. For purposes of this Agreement, “Pro Rata Bonus” shall mean an amount equal to the Bonus Amount multiplied by a fraction the numerator of which is the number of months worked in the fiscal year through the Termination Date and the denominator of which is 12. Any partial months shall be rounded to the nearest whole number using normal mathematical convention.

2.10 SUCCESSORS AND ASSIGNS. For purposes of this Agreement, “Successors and Assigns” shall mean a corporation or other entity acquiring all or substantially all the assets and business of the Company (including this Agreement) whether by operation of law or otherwise.

2.11 TERMINATION DATE. For purposes of this Agreement, “Termination Date” shall mean in the case of the Executive’s death, his date of death, in the case of Good Reason, the last day of his employment, and in all other cases, the date specified in the Notice of Termination; provided, however, that if the Executive’s employment is terminated by the Company for Cause or due to Disability or by the Executive for Good Reason, the date specified in the Notice of Termination shall be at least 30 days from the date the Notice of Termination is given to the Executive, provided that in the case of Disability the Executive shall not have returned to the full-time performance of his duties during such period of at least 30 days.

3. TERMINATION OF EMPLOYMENT.

If, during the term of this Agreement, the Executive’s employment with the Company is terminated, then the Executive shall be entitled to the following compensation and benefits:

a. If the Executive’s employment with the Company shall be terminated (1) by the Company for Cause or Disability, (2) by reason of the Executive’s death, or (3) by the Executive other than for Good Reason, the Company shall pay to the Executive the Accrued Compensation only.

b. If the Executive’s employment with the Company shall be terminated by Company without Cause or by the Executive for Good Reason (as defined in Section 2.7, then the Executive shall be entitled to each and all of the following:

i. The Company shall pay the Executive all Accrued Compensation;

ii. The Company shall pay the Executive a Pro Rata Bonus;

iii. The Company shall continue to pay the Executive his Base Salary and an amount equal to Bonus Amount divided by the number of payroll periods during the one year severance period for the period of one (1) year from the Termination Date in accordance with its normal payroll practices and subject to applicable tax withholding; provided, however, that if the Company determines that such payments would constitute deferred compensation within the meaning of Section 409A of the Code, then the Executive agrees to the modifications with respect to timing of such payments in accordance with Section 10 hereof; and

iv. Continue to provide the Executive with medical and dental benefits on the same terms and conditions provided to other executives of the Company for a period of one (1) year from the Termination Date; and

c. The Amounts provided for in Sections 3(a) and 3(b)(i) (shall be paid in a single lump sum cash payment within five (5) business days after the Executive’s Termination Date (or earlier, if required by applicable law).

3.2 MITIGATION. The Executive shall not be required to mitigate the amount of any payment provided for in this Agreement by seeking other employment or otherwise and no such payment shall be offset or reduced by the amount of any compensation or benefits provided to the Executive in any subsequent employment.

3.3 OTHER SEVERANCE BENEFITS. The severance pay and benefits provided for in this Section 3 shall be in lieu of any other severance or termination pay to which the Executive may be entitled under any Company severance or termination plan, program, practice or arrangement. The Executive’s entitlement to any other compensation or benefits shall be determined in accordance with the Company’s employee benefit plans and other applicable programs, policies and practices then in effect.

3.4 DIVESTITURE OR SALE OF DIVISION. Notwithstanding any other provision of this Agreement to the contrary, the termination of the Executive’s employment with the Company in connection with the sale, divestiture or other disposition of a Subsidiary or “Division” (as hereinafter defined) (or part thereof) shall not be deemed to be a termination of employment of the Executive for purposes of this Agreement provided, in the event such sale, divestiture or other disposition of a Subsidiary or Division, the Company obtains an agreement from such purchaser or acquiror as contemplated in Section 6(c). The Executive shall not be entitled to benefits from the Company under this Agreement as a result of such sale, divestiture, or other disposition, except in the event of a subsequent termination of employment entitling Executive to a payment hereunder. “Division” shall mean a business unit or other substantial business operation within the Company that is operated as a separate profit center, but that is not maintained by the Company as a separate legal entity.

4. NOTICE OF TERMINATION. Any purported termination of the Executive’s employment by the Company and/or the Employer shall be communicated by Notice of Termination to the Executive. For purposes of this Agreement, no-such purported termination shall be effective without such Notice of Termination.

5. EXCISE TAX PAYMENTS

a. Notwithstanding anything contained in this Agreement to the contrary, to the extent that the payments and benefits provided under this Agreement and benefits provided to, or for the benefit of, the Executive under any other Company plan or agreement (such payments or benefits are collectively referred to as the “Payments”) would be subject to the excise tax (the “Excise Tax”) imposed under Section 4999 of the Internal Revenue Code of 1986, as amended (the “Code”), the Payments shall be reduced (but not below zero) if and to the extent necessary so that no Payment to be made or benefit to be provided to the Executive shall be subject to the Excise Tax (such reduced amount is hereinafter referred to as the “Limited Payment Amount”). Unless the Executive shall have given prior written notice specifying a different order to the Company to effectuate the Limited Payment Amount, the Company shall reduce or eliminate the Payments, by first reducing or eliminating those payments or benefits which are not payable in cash and then by reducing or eliminating cash payments, in each case in reverse order beginning with payments or benefits which are to be paid the farthest in time from the “Determination” (as hereinafter defined). Any notice given by the Executive pursuant to the preceding sentence shall take precedence over the provisions of any other plan, arrangement or agreement governing the Executive’s rights and entitlements to any benefits or compensation.

b. An initial determination as to whether the Payments shall be reduced to the Limited Payment Amount pursuant to the Plan and the amount of such Limited Payment Amount shall be made by an accounting firm at the Company’s expense selected by the Company which is designated as one of the six largest accounting firms in the United States (the “Accounting Firm”). The Accounting Firm shall provide its determination (the “Determination”), together with detailed supporting calculations and documentation, to the Company and the Executive within five (5) days of the

Termination Date, if applicable, or such other time as requested by the Company or by the Executive (provided the Executive reasonably believes that any of the Payments may be subject to the Excise Tax), and if the Accounting Firm determines that no Excise Tax is payable by the Executive with respect to a Payment or Payments, it shall furnish the Executive with an opinion, at the Company’s expense, reasonably acceptable to the Executive that no Excise Tax will be imposed with respect to any such Payment or Payments. Within ten (10) days of the delivery of the Determination to the Executive, the Executive shall have the right to dispute the Determination (the “Dispute”). If there is no Dispute, the Determination shall be binding, final and conclusive upon the Company and the Executive subject to the application of Section 5(c) below.

c. As a result of the uncertainty in the application of Sections 4999 and 28OG of the Code, it is possible that the Payments to be made to, or provided for the benefit of, the Executive either have been made or will not be made by the Company which, in either case, will be inconsistent with the limitations provided in Section 5(a) (hereinafter referred to as an “Excess Payment” or “Underpayment”, respectively). If it is established pursuant to a final determination of a court, or an Internal Revenue Service (the “IRS”) proceeding which has been finally and conclusively resolved, that an Excess Payment has been made, such Excess Payment shall be deemed for all purposes to be a loan to the Executive made on the date the Executive received the Excess Payment and the Executive shall repay the Excess Payment to the Company, on demand (but not less than thirty (30) days after written notice is received by the Executive), together with interest on the Excess Payment at the “Applicable Federal Rate” (as defined in Section 1274(d) of the Code) from the date of the Executive’s receipt of such Excess Payment until the date of such repayment. In the event that it is determined by (i) the Accounting Firm, the Company (which shall include the position taken by the Company, or together with its consolidated group, on its federal income tax return) or the IRS, (ii) pursuant to a determination by a court, or (iii) upon the resolution to the Executive’s satisfaction of the Dispute, that an Underpayment has occurred, the Company shall pay an amount equal to the Underpayment to the Executive within thirty (30) days of such determination or resolution, together with interest on such amount at the Applicable Federal Rate from the date such amount would have been paid to the Executive until the date of payment.

d. Notwithstanding anything contained in this Agreement to the contrary, in the event that, according to the Determination, an Excise Tax will be imposed on any Payment or Payments, the Company shall pay to the applicable government taxing authorities, as Excise Tax withholding, the amount of the Excise Tax that the Company has actually withheld from the Payment or Payments.

6. SUCCESSORS: BINDING AGREEMENT.

a. This Agreement shall be binding upon and shall inure to the benefit of the Company, and its Successors and Assigns, and the Company shall require any Successors and Assigns to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession or assignment had taken place.

b. Neither this Agreement nor any right or interest hereunder shall be assignable or transferable by the Executive, his beneficiaries or legal representatives, except by will or by the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by the Executive’s personal representative.

c. In the event that a Subsidiary or Division (or part thereof) is sold, divested, or otherwise disposed of by the Company subsequent to or in connection with a Change in Control and the Executive is offered employment by the purchaser or acquiror thereof, the Company shall require such purchaser or acquiror to assume, and agree to perform, the Company’s obligations under this Agreement, in the same manner, and to the same extent, that the Company would be required to perform if no such acquisition or purchase had taken place.

7. ARBITRATION. Any dispute, controversy or claim arising out of or relating to this Agreement, or the breach, termination or invalidity hereof, (collectively, a “Claim”) shall be settled by arbitration pursuant to the rules of the American Arbitration Association. Any such arbitration shall be conducted by one arbitrator, with experience in the matters covered by this Agreement, mutually acceptable to the parties. If the parties are unable to agree on the arbitrator within thirty (30) days of one party giving the other party written notice of intent to arbitrate a Claim, the American Arbitration Association shall appoint an arbitrator with such qualifications to conduct such arbitration. The decision of the arbitrator in any such arbitration shall be conclusive and binding on the parties. Any such arbitration shall be conducted in Boston, Massachusetts, unless the Executive consents to a different location.

8. NOTICE. For the purposes of this Agreement, notices and all other communications provided for in the Agreement (including the Notice of Termination) shall be in writing and shall be (i) delivered by hand, (ii) transmitted by facsimile or electronic mail with receipt confirmed, (iii) delivered by overnight courier service with confirmed receipt or (iv) mailed by first class U.S. mail postage pre-paid and registered or certified, return receipt requested and addressed to the respective addresses last given by each party to the other, provided that all notices to the Company shall be directed to the attention of the Board with a copy to the Chief Executive Officer and Chief Financial Officer of the Company. All notices and communications shall be deemed to have been received on the date of delivery thereof or on the third business day after the mailing thereof, except that notice of change of address shall be effective only upon receipt.

9. NON-EXCLUSIVITY OF RIGHTS. Nothing in this Agreement shall prevent or limit the Executive’s continuing or future participation in any benefit, bonus, incentive or other plan or program provided by the Company (except for any severance or termination policies, plans, programs or practices) and for which the Executive may qualify, nor shall anything herein limit or reduce such rights as the Executive may have under any other agreements with the Company (except for any severance or termination agreement). Amounts which are vested benefits or which the Executive is otherwise entitled to receive under any plan or program of the Company shall be payable in accordance with such plan or program, except as explicitly modified by this Agreement.

10. 409A COMPLIANCE. Notwithstanding any other provision herein to the contrary, the Company shall make the payments required hereunder in compliance with the requirements of Section 409A of the Code and any interpretative guidance issued thereunder. The Company may, in its sole and absolute discretion, delay payments hereunder or make such other modifications with respect to the timing of payments as it deems necessary to comply with Section 409A of the Code.

11. RELEASE. The Executive agrees that, with the exception of the Accrued Compensation due to him in accordance with the terms hereunder, that the payment of any severance under Sections 3(b)(ii), (iii) and (iv) is subject to and conditioned upon the execution and delivery by the Executive to the Company of a Settlement and Release Agreement (the “Release Agreement”) in favor of the Company, its affiliates and their respective officers, directors, employees and agents in respect to the Executive’s employment with the Company and the termination thereof in a form suitable to the Company and the expiration of any revocation period provided for under the Release Agreement.

12. NO EMPLOYMENT RIGHT. This Agreement does not constitute, and shall not be construed to provide, any assurance of continuing employment. Executive’s employment with the Company and of its Successors or Assigns is “at will,” and, subject to the terms and conditions of this Agreement, may be terminated by Executive or the Company at any time.

13. OTHER CHANGE IN CONTROL AGREEMENT. Notwithstanding anything herein to the contrary, if the Executive is a party to a Change of Control Agreement with the Company and such Agreement results in the payment of benefits to the Executive as the result of a change in control then the Executive shall receive no compensation hereunder.

14. MISCELLANEOUS. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing, specifying such modification, waiver or discharge, and signed by the Executive and the Company. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

15. GOVERNING LAW. This Agreement shall be governed by and construed and enforced in accordance with the laws of the Commonwealth of Massachusetts without giving effect to the conflict of laws principles thereof. Any action brought by any party to this Agreement to enforce any decision of an arbitrator made as contemplated in Section 8 above shall be brought and maintained in a court of competent jurisdiction in the Commonwealth of Massachusetts.

16. SEVERABILITY. The provisions of this Agreement shall be deemed severable, and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof.

17. ENTIRE AGREEMENT. This Agreement constitutes the entire agreement between the parties hereto and supersedes all prior severance agreements, if any, understandings and arrangements, oral or written, between the parties hereto with respect to the subject matter hereof, provided, however, that any Change of Control Agreement, option agreement, Assignment of Intellectual Property and Non-Competition Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by its duly authorized officer and the Executive has executed this Agreement as of the day and year first above written.

Hologic, Inc.

By:

Executive

(Name)

Schedule to Severance Agreement:

The following is a list of our officers who are party to the Severance Agreement, the form of which is filed herewith:

Peter Soltani

David Brady

Robert Lavallee